Exhibit 10.9

April 6, 2018

Dear Mr. Howse:

Summit Semiconductor., a Delaware Corporation (the “Company”), is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Interim Chief Strategy Officer, and you will report to the Company’s CEO. This is a part-time position and you will be expected to utilize one- half to one-third of your regular working hours each month. While you are employed by the Company, you may engage in consulting or other business activity. You will not be required to work at our offices except from time-to-time to attend particular meetings that we schedule in advance.

2. Your start date is March 19, 2017 and you will be paid as of that date.

3. Board Position. Further, the Company will take the necessary actions to appoint you as an executive member of the Company’s Board of Directors. The Company will not take any action to remove you from the Board of Directors except upon your termination or resignation, or for cause. You will be offered an indemnification agreement in a form to be agreed to with the Company, but no less favorable than entered into with any other member of the Board of Directors. The Company will maintain Directors and Officers insurance during your employment.

4. Objectives. As Interim Chief Strategy Officer, you will have the following objectives:

Strategy: Define the Company’s PC gaming and e-sports home theater strategy, with the goal of a 2H 2018 launch with partners.

Roadmap. Work with a dedicated team to define the Company’s cloud service roadmap, with a particular focus on a business and customer engagement model.

Marketing: Redefine and position the Company/WISA brand as the leader in wireless home theater audio for consumers.

5. Cash Compensation. The Company will pay you a starting salary at the rate of twenty thousand dollars ($20,000) per month, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time, but shall not be less than the amount set forth above without your prior written consent.

6. Other Compensation. In consideration of your agreement to begin employment with the Company and Director of the Company, the Company will grant you two warrants:

•	First, a warrant to 110,000 shares of common stock of the Company (as adjusted for stock splits, stock combinations, stock dividends, and recapitalizations). As set forth in the Warrant Agreement, attached, the warrant issued will vest monthly over 9 month period, but accelerate and fully vest if you are terminated for any reason.

•	Second, a warrant to 165,000 shares of common stock of the Company (as adjusted for stock splits, stock combinations, stock dividends, and recapitalizations). This warrant will vest upon the Company achieving one or more of the following milestones (each, a “Design Win”).

(a)	The Company becomes a publicly announced member in WiSA
(b)	A product is launched in the PC/gaming industry
(c)	Expectations of more than $1M in revenue per year

This second warrant will vest as to 110,000 shares of common stock upon the first Design Win and as to an additional 55,000 shares of common stock upon the second Design Win.

Both warrants will accelerate and vest completely immediately prior to an Acquisition.

The warrants will have an exercise price of $5.40 (the “Strike Price”) per share of common stock of the Company, as adjusted for stock splits, stock combinations, stock dividends, and recapitalizations. The Company represents and warrants that the as of the date of this Agreement (a) that 275,000 shares represents 2.5% of the Capitalization of the Company on a fully diluted basis, and (b) that the Board of Directors has reasonably determined that $5.40 reflects the fair market value of each share of common stock. If any investor in a subsequent financing acquires any share of the company for less than $5.40 per share, then the Strike Price will automatically be reduced to the lower price paid (Note: I would like a “most favored price” clause if possible.)

Further, if during the period of your employment or within six (6) months following termination of your employment (whether by the Company or by your resignation), the Company raises capital in one or more financings from or is Acquired by any investor or acquirer on a list of investors or acquirers to be agreed to by the Company and you (each, a “Bonus Event”), you will receive 5% (the “Bonus Percentage”) of the gross proceeds of such financings or Acquisition (less any percentage the Company pays an investment bank in connection with such financing up to 2.5%) that will be paid to you concurrently with the closing of such financings or Acquisition. In the case of a financing, you may elect to receive up to 50% of such compensation in the form of convertible notes or preferred equity issued to the investors and on the same terms as such investors.

“Acquired” and “Acquisition” refers to a transaction whereby the Company or its shareholders sell, convey, or otherwise dispose of all or substantially all of the Company’s property or business, exclusively and irrevocably license all or substantially all of its intellectual property rights to a third party, or merge with or into or consolidate with any other corporation or other entity, or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company changes ownership.

4. Employee Benefits. As a regular, part time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. .

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Your job duties, title, compensation and benefits will not be changed by the Company without your prior, express approval. Although you will be an “at will” employee, the Company will provide you with ninety (90) days’ prior written notice of termination.

7. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8. Interpretation, Amendment and Enforcement. This letter agreement, the Warrant attached as Attachment 1, and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (collectively, “Disputed”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

[Summit Wireless]

By:	/s/ Brett Moyer

Name:	Brett Moyer

Title	President & CEO

Attachment

Exhibit A: Proprietary Information and Inventions Agreement